CENTURY CAPITAL MANAGEMENT, LLC

                                 CODE OF ETHICS
                         Amended as of September 1, 2008
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OVERVIEW AND SCOPE

This is the Code of Ethics (the "Code") of Century Capital Management, LLC ("CCM"). The Code applies to all general partners, directors, officers, members and employees of CCM or other persons who provide investment advice on behalf of CCM and are subject to the supervision and control of CCM ("CCM Personnel"). It sets forth a standard of business conduct which reflects CCM's fiduciary obligations and requires CCM Personnel to comply with all applicable federal securities laws. The Code is administered by CCM's Chief Compliance Officer.


STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

The fiduciary responsibilities of all CCM Personnel include: (a) the duty at all times to place the interests of CCM's clients above your personal interests; (b) the duty to conduct all personal securities transactions in a manner that avoids any actual or potential conflict of interest or abuse of your position of trust and responsibility; and (c) the duty not to take unfair advantage of your position in an attempt to benefit yourself or another person.

Your personal securities transactions and other activities must be conducted in accordance with the rules set forth in this Code. However, because no set of rules can anticipate every possible situation, it is essential that you follow these rules in letter and in spirit. In situations of any doubt, you should consult your supervisor or CCM's Chief Compliance Officer.


SECTION 1.  DEFINITIONS.

(a)      Categories of Personnel

          (1) "Investment Person" means (i) any employee of CCM who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities on behalf of any CCM client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or
                   (ii) any natural person in a control relationship to CCM who obtains information concerning recommendations with regard to the purchase or sale of Covered Securities on behalf of any CCM client.

                   General Partners, Members, Officers, Portfolio Managers, research analysts, and traders employed by CCM (and CCM Personnel who work directly for or with

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                   such General Partners, Members, Officers, and Portfolio
                   Managers, research analysts, and traders, in the capacity of an assistant) are Investment Persons. All Investment Persons are also Access Persons.

          (2) "Access Persons" means CCM Personnel who (i) have access to nonpublic information regarding any CCM client's purchase or sale of securities; (ii) have access to nonpublic information regarding the portfolio holdings of any Reportable Fund; or
                   (iii) have involvement in making securities recommendations to any CCM client or have access to such recommendations that are nonpublic. All General Partners, Members, Officers, Portfolio Managers, research analysts, and traders employed by CCM are presumed to be Access Persons.

(b)  "Accounts" means all brokerage accounts and Reportable Fund accounts.

(c)  "Employee Related Accounts" include, but are not limited to,

     (i) The person's own Accounts and Accounts directly or indirectly "beneficially owned" by such person, as described below;

     (ii) The person's spouse's/domestic partner's Accounts and the Accounts of minor children and other relatives in such person's household;

     (iii) Accounts in which the person, his/her spouse/domestic partner, minor children or other relatives living in the person's household have a beneficial interest;

     (iv) Accounts (including corporate Accounts and trust Accounts) over which the person, his/her spouse/domestic partner or other relatives living in the person's household exercises investment discretion or direct or indirect influence or control.

(d) "Approval" means the written approval of CCM's Chief Compliance Officer or, in his or her absence (or in the event that CCM's Chief Compliance Officer is the Access Person seeking Approval), by a Managing Partner or the General Counsel of CCM, applying the standard that granting such approval would be consistent with the interests of CCM and its clients and the factors listed in Section 4.2 below.

(e) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes dividend reinvestment plans and automatic contributions to the CCM retirement plans.

(f) "Beneficial Ownership" has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act: generally, a direct or indirect pecuniary interest, including ownership by a person's spouse or other Family Members, certain family trusts, and other circumstances in which the person may profit, directly or indirectly, from transactions in the respective securities.

(g) "Family Members" of a person include (i) the person's spouse or domestic partner (unless they do not live in the same household as the person and the person does not contribute in any way to their support), (ii) the person's children under the age of 18, (iii) the person's

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     children who are 18 or older (unless they do not live in the same household as the person and the person does not contribute in any way to their support), and (iv) any of the following people who live in the person's household: the person's stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

(h) "Chief Compliance Officer" or "CCO" means the person designated as CCM's Chief Compliance Officer or another person that the CCO designates to perform the functions of CCO when he or she is not available. For purposes of reviewing the CCO's own transactions and reports under this Code, the functions of the CCO are performed by the General Counsel of CCM.

(i)  "Covered Security" means, generally, any security except the following:

     (i)  Direct obligations of the U.S. government

     (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments;

     (iii) Shares issued by money market funds;

     (iv) Shares issued by open-end funds other than Reportable Funds;

     (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

(j) "Director" means any member of the Executive Board or Management Board of CCM.

(k) "Non-Access Director" means a Director who does not have access to nonpublic information regarding any CCM client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund, and who does not have involvement in making securities recommendations to any CCM client or have access to such recommendations that are nonpublic.

(l) "Ineligible Security" means a security that is not eligible for purchase or sale on behalf of any client of CCM.

(m) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(n) "Portfolio Manager" means the person(s) responsible for the daily management of a portfolio account for which CCM is the investment adviser, and shall include the individual members of any Investment Committee established to manage such account.

(o) "Purchase or sale of a Security" includes, inter alia, the writing or purchase of an option to purchase or sell a Security. A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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(p)  "Reportable Fund" means any registered investment company for which CCM serves as investment adviser or subadviser. Securities issued by Reportable Funds are Covered Securities.

(q) "Security held or to be acquired" by a client of CCM means any Covered Security which, within the most recent 15 days, (i) is or has been held by such client following purchase by CCM for such client, or (ii) is being or has been considered by a Fund or by CCM for purchase by the Fund or a client, and includes any option to purchase or sell, and any security convertible into or exchangeable for, such Covered Security.

(r) "Trustees" means the Trustees of Century Capital Management Trust, a Massachusetts trust whose series, Century Shares Trust and Century Small Cap Select Fund (each, a "Fund" and collectively, the "Funds") are clients of CCM.


SECTION 2.  PROCEDURAL REQUIREMENTS APPLICABLE TO ALL CCM PERSONNEL.

2.1      Compliance with Applicable Federal Securities Laws

CCM Personnel must comply with applicable federal securities laws and the rules and regulations promulgated thereunder at all times. Applicable federal securities laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers and any rules adopted thereunder by the SEC or Department of the Treasury. CCM Personnel must also comply with CCM's internal policies and procedures, including this Code, which may be, on occasion, more restrictive than applicable federal securities laws. In the event that CCM's internal policies and procedures, including this Code, are more restrictive than those mandated by the federal securities laws and rules and regulations promulgated thereunder, CCM's internal policies and procedures shall govern.

2.2      Reporting Violations

CCM Personnel are required to report any actual or suspected violation of this Code, whether your own or another person's, to the Chief Compliance Officer (or, in the case of an actual or suspected violation by the CCO, to a Managing Partner or the General Counsel of CCM). Reports of violations other than your own may be made anonymously and confidentially to the extent permitted by law.

2.3      Acknowledgement of Receipt

CCM will provide CCM Personnel with a copy of this Code and any amendments to it. New employees are required to acknowledge that they have received, read, and understand this Code and any amendments to it and will comply with its requirements within 10 business days (or as soon as is practicable) after commencing employment with CCM. Current employees are

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required to acknowledge, in writing, any amendments to this Code.

2.4      Trading in Reportable Funds

CCM Personnel are subject to the same policies against short-term trading that apply to all investors in the Reportable Funds. The policies are described in the Funds' current prospectuses.

SECTION 3.  PROHIBITIONS APPLICABLE TO ALL CCM PERSONNEL.

3.1      In General

CCM Personnel shall not, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a client of
CCM:

         (a) employ any device, scheme or artifice to defraud such client or CCM;

         (b) make any untrue statement of a material fact to such client or CCM or in connection with any Approval, or omit to state a material fact necessary in order to make the statements made to such client or CCM or in connection with any Approval, in light of the circumstances in which they are made, not misleading;

         (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such client or CCM; or

         (d) engage in any manipulative practice with respect to such client or CCM.

3.2 Prohibition Against Trading while in Possession of Material, Inside Information

CCM Personnel, their Family Members, or any consultant to CCM may not trade securities, either personally or on behalf of others (whether clients or not), while in possession of material, non-public ("inside") information relating to the issuer of the securities, if use of the information for trading breaches a duty of trust and confidence. It may also be illegal, and it is a violation of CCM policy, to communicate such "inside information" to someone else in breach of a duty of trust or confidence.

Attachment A to this Code of Ethics contains a more detailed description of the nature of inside information and these restrictions.

Chinese Wall:  Without limiting the foregoing prohibition:

     (a) A director, officer or employee of CCM who serves as a director or executive officer of, or has any other relationship of trust and confidence with, an issuer the securities of which are publicly traded (an "Insider") SHALL
NOT:

                  (i) disclose any inside information about such issuer or its securities to any other director, officer or employee of CCM who has any power or responsibility to make or

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          control transactions in the issuer's publicly-traded securities for the account of any of CCM's clients; or

                  (ii) make any transaction in the issuer's securities, either directly or indirectly by causing another person to make the transaction, whether for the account of any client of CCM or for the Insider's personal account or otherwise, while in possession of any inside information about such issuer or its securities.

         (b) In ordinary circumstances, the Insider should not have responsibility for making transactions in such issuer's securities, even when not in possession of inside information.


SECTION 4. PROHIBITIONS, RESTRICTIONS AND TRADING REQUIREMENTS APPLICABLE TO ALL
           ACCESS PERSONS(1) AND INVESTMENT PERSONS.

4.1 Prohibited Transactions

No Access Person shall purchase or sell, directly or indirectly, any Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership, if the Access Person has actual knowledge that the Covered Security is being considered for purchase or sale by CCM on behalf of a client or is being purchased or sold by CCM on behalf of a client.

This prohibition does not apply to the transactions that are exempt from the pre-clearance requirements of Section 4.2, below.

4.2      Pre-Clearance of Transactions in Covered Securities

No Access Person may purchase or sell any Covered Security (other than a Reportable Fund) for any account in which the Access Person or a Family Member of the Access Person has any Beneficial Ownership without obtaining pre-clearance for such transaction in such form as the Chief Compliance Officer (or, in her absence, the General Counsel) may prescribe. In determining whether to pre-clear a transaction, the CCO will consider whether the proposed transaction would be consistent with the interests, first, of CCM's clients and, second, of CCM, taking into account such factors as (i) the possibility of economic harm to CCM's clients from such transaction, (ii) the possibility that the transaction would affect a highly institutional market, and (iii) whether the Covered Security being purchased or sold is related economically to Covered Securities to be purchased, sold or held by CCM's clients.

In no event will pre-clearance be granted for any Covered Security if CCM has a buy or sell order pending for that same Covered Security or a closely related security (such as an option relating to that security or a related convertible or exchangeable security).

By requesting pre-clearance, the Access Person will be deemed to be advising the CCO that he or she (i) does not possess any material, non-public information relating to the security; (ii) is not

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(1) The prohibitions, restrictions and trading requirements set forth in
Sections 4.2, 4.5, 4.6 and 4.7 do not apply to Non-Access Directors.

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using knowledge of any proposed trade or investment program relating to any CCM client for personal benefit; (iii) believes that the proposed trade is available to any similarly situated market participant on the same terms; and (iv) will provide any relevant information requested by the CCO.

If pre-clearance is granted, it is valid only for the business day on which it is granted. Good-till-cancelled orders (such that orders that stay open indefinitely until a security reaches a specified market price) are not permitted.

The CCO may revoke pre-clearance at any time after it is granted and before the transaction is effected. The CCO may deny or revoke pre-clearance for any reason.

Pre-clearance is NOT required for the following transactions:

         (a) Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any Family Member of the Access Person exercises any discretion to buy or sell Covered Securities or makes recommendations to a person who exercises such discretion;

         (b) Purchases or sales of Covered Securities as part of an Automatic Investment Plan;

         (c) Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         (d) Purchases of Covered Securities from the issuer pursuant to a prearranged plan, such as for the payment of directors' fees in the form of securities; provided that the plan initially received approval;

         (e) Transactions in Reportable Funds and securities of collective investment vehicles for which CCM serves as investment adviser;

         (f) Transactions in Covered Securities by CCM-sponsored collective investment vehicles for which CCM serves as investment adviser as to which an Access Person may be deemed to have Beneficial Ownership; and

         (g) Transactions in securities issued by CCM or any of its affiliates.

4.3      Initial Public Offerings

No Access Person or Family Member of an Access Person may acquire, directly or indirectly, Beneficial Ownership in any security in the Initial Public Offering of such security.

4.4      Private Placements

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No Access Person or Family Member of an Access Person shall acquire, directly or indirectly, Beneficial Ownership in any security in a private placement without obtaining prior written approval from the Chief Compliance Officer. Approval will not be granted unless the Access Person provides a signed undertaking to disclose such purchase in the future if and when the Access Person is involved in CCM's consideration of an investment in any security of the issuer on behalf of a client of CCM. If the request is approved, the Access Person must report the trade on the Quarterly Transaction Report and report the holding in the Annual Holdings Report (see Sections 7.2 and 7.3).

4.5      Short-Term Trading

No Access Person or Family Member of an Access Person may purchase and sell, or sell and purchase, a Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 days. If any such transactions occur, CCM may require any profits from the transactions to be disgorged to an appropriate client account (or accounts) or for donation by CCM to charity, as determined by the Compliance Officer.

This provision does NOT apply to transactions in Covered Securities that are exempt from the pre-clearance requirements described in Section 4.2, above.

As noted in Section 2.4, above, CCM employees and their Family Members are subject to the same policies against short-term trading that apply to all investors in the Reportable Funds.

4.6      Service on Boards of Directors

No Access Person may serve on the board of directors of any publicly-traded company without the prior written approval of the Chief Compliance Officer.

In the event that an Access Person who serves on the board of directors of a privately-held company learns that the company plans to make a public offering of its securities, the Access Person must promptly notify the Chief Compliance Officer.

SECTION 5.  GIFTS AND ENTERTAINMENT.


5.1      In General

CCM Personnel and their Family Members shall not accept or give gifts that might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of CCM's responsibilities to its clients and Reportable Funds or place the firm in a potentially difficult or embarrassing position. Such gifts include, without limitation, gratuities or other accommodations from or to business contacts, brokers, securities salespersons, service providers, clients, or any other individual or organization with whom CCM has or is considering a business relationship, with the exception of certain types of business entertainment as described at Sections 5.4, 5.5, and 5.6 below.

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Some CCM employees hold active securities registrations (such as a Series 6 or
Series 7) through Foreside Fund Services, LLC ("Foreside") and are subject to, among other things, FINRA Conduct Rules 2830 (Investment Company Securities) and 3060 (Influencing or Rewarding Employees of Others) and Foreside's policies and procedures promulgated thereunder. Such employees are subject to this Code and to any additional restrictions set out in Foreside's policies and procedures concerning these issues. In the event that Foreside's policies and procedures concerning gifts and entertainment are more stringent than those set out herein, the Foreside policies and procedures shall govern.

5.2               Cash and Cash Equivalent Gifts

CCM Personnel shall not give or accept any gifts from any business or business contact in the form of cash or cash equivalents. Should any CCM employee receive cash from a client or business contact, the employee should notify the Chief Compliance Officer immediately.

5.3               Other Gifts

From time to time, CCM Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with the firm. CCM's policy concerning the giving or acceptance of such gifts is that CCM Personnel may give or accept gifts from business and business contacts only to the extent that the aggregate value of all such gifts given or received from the contact does not exceed $100 in any 12-month period and is not preconditioned on achievement of a business target or other incentives. The Chief Compliance Officer will track and, as appropriate, report all gifts given or received under this Section.

If an employee believes that it may be appropriate to give or receive a gift with a value exceeding $100 in a specific situation, he or she must submit a request to the Chief Compliance Officer in advance who will review the request and determine whether the gift is appropriate and consistent with the interests first, of CCM's clients and, second, of CCM. The request should specify:

          o    The name of the giver;

          o    The name of the intended recipient and his or her employer;

          o    The nature of the gift and its monetary value;

          o The nature of the business relationship; o The reason the gift is being given; and

          o Any other information reasonably required by the Chief Compliance Officer.

5.4      Entertainment

CCM recognizes that the establishment and maintenance of strong relationships with clients, service providers, intermediaries and consultants is integral to the firm's ability to provide effective investment management services. CCM further recognizes that routine business lunches or dinners or attendance at cultural or sporting events are good mechanisms for building and maintaining these relationships. As such, CCM's policy is to encourage business

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entertainment provided it is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a business target or other incentives.

5.5       Entertainment Received

CCM Personnel should not accept extravagant or excessive entertainment from a client, prospective client, or any person or entity that does or seeks to do business with CCM. Similarly, CCM Personnel should not accept entertainment from such parties with undue frequency.

CCM Personnel may accept entertainment or hospitality, such as a dinner, sporting, charitable, or cultural event of reasonable value provided that the person or firm providing the entertainment is present at the event.

In considering whether to attend the event, CCM Personnel should be mindful that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be accepted if they could be construed as being unusual or risk creating a sense of obligation to the host. In situations of any doubt, CCM Personnel should consult with their supervisor or the Chief Compliance Officer.

5.6        Entertainment Given

CCM Personnel should not provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do business with CCM. Similarly, CCM Personnel should not provide entertainment to such parties with undue frequency.

CCM Personnel may provide entertainment or hospitality, such as a dinner, sporting, charitable, or cultural event of reasonable value provided that the CCM Personnel providing the entertainment are present at the event.

In considering whether to provide entertainment, CCM Personnel should be mindful that providing expensive or exclusive sporting or cultural events can draw criticism. Invitations will not be extended if they could be construed as being unusual or risk creating a sense of obligation to the host. In situations of any doubt, CCM Personnel should consult with their supervisor or the Chief Compliance Officer.

SECTION 6.  TRADING REQUIREMENTS APPLICABLE TO INVESTMENT PERSONS.

No Investment Person or Family Members of an Investment Person may purchase or sell, directly or indirectly, any Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) during a period beginning 7 days before and ending 7 days after the trade date of any purchase or sale of such security by CCM for any client. If any such transactions occur, CCM will generally require any profits from the transactions to be disgorged to an appropriate client account (or accounts) or for donation by CCM to charity, as determined by the Chief Compliance Officer.

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This restriction is NOT applicable to the following transactions:

         (a) Transactions that occur by operation of law or under any other circumstance in which neither the Investment Personnel nor any Family Member of Investment Personnel exercises any discretion to buy or sell Covered Securities or makes recommendations to a person who exercises such discretion;

         (b) Purchases or sales of Covered Securities as part of an Automatic Investment Plan;

         (c) Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         (d) Purchases of Covered Securities from the issuer pursuant to a prearranged plan, such as for the payment of directors' fees in the form of securities; provided that the plan initially received approval;

         (e) Transactions in securities of collective investment vehicles for which CCM serves as investment adviser; and

         (f) Transactions in Covered Securities by CCM-sponsored collective investment vehicles for which CCM serves as investment adviser as to which a Investment Personnel may be deemed to have Beneficial Ownership.

If a Portfolio Manager receives pre-clearance to trade a Covered Security for his or her personal account and subsequently determines that it would be in the best interests of a client of CCM to trade the same or equivalent security in the client's account, the Portfolio Manager must put the client's interests first. The Portfolio Manager may not delay an investment for a client in order to avoid a conflict with the blackout provision. If such circumstances arise, the Portfolio Manager should advise the CCO prior to executing any trade for the client's account. CCM recognizes that such circumstances may occur entirely in good faith and, accordingly, will not take disciplinary action if it appears that the Portfolio Manager acted in good faith and in the best interests of the client.

SECTION 7.  REPORTING REQUIREMENTS FOR ACCESS PERSONS(2) AND INVESTMENT PERSONS.

7.1      Initial Holdings Report.

No later than 10 days after a person becomes an Access Person, he or she shall submit to the CCO an initial report disclosing all holdings in Covered Securities and all Employee Related Accounts. In the event that CCM's Chief Compliance Officer is the Access Person reporting such holdings, the report shall be submitted to the General Counsel of CCM. Please note that Covered Securities includes Reportable Funds. The report must contain information that is

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(2) The reporting requirements set forth in Sections 7.1, 7.2 and 7.3 do not apply to Non-Access Directors.

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current as of a date that is no more than 45 days prior to the date the person became an Access Person. The report shall contain the following information:

          (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

          (ii) The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

          (iii) The date on which the Access Person submits the report.

7.2       Annual Holdings Report.

On or before February 14 of each year, each Access Person shall submit to the CCO (or, if the CCO, to the General Counsel) an Annual Holdings Report, disclosing all holdings in Covered Securities and all Employee Related Accounts as of a date no more than 45 days prior to the date the update is submitted. The report shall contain the following information:

          (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

          (ii) The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

          (iii)    The date on which the Access Person submits the report.

7.3      Quarterly Transaction Report.

No later than 30 days after the end of each calendar quarter in which an Access Person (1) acquires or disposes of Beneficial Ownership of any Covered Security (including by gift or inheritance), or (2) establishes an account with any broker, dealer, or bank for holding or trading securities, each Access Person shall submit a report to the CCO (or, if the CCO is the Access Person making such report, to the General Counsel), which contains the following information:

         (a) With respect to each transaction during the calendar quarter:

                   (i) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, number of shares, and the principal amount of each Covered Security involved;

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                   (ii)   The nature of the transaction (i.e., purchase, sale or
                          any other type of acquisition or disposition);

                   (iii)  The price at which the transaction was effected;

                   (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

                   (v)    The date that the report is submitted by the Access
                          Person.

          (b) With respect to each account established during the calendar quarter:

                   (i) The name of the broker, dealer, or bank with whom the Access Person established the account;

                   (ii)   The date the account was established; and

                   (iii) The date that the report is submitted by the Access Person.

7.4      Personal Trading Reports of Non-Access Directors

A Non-Access Director shall submit a report to the CCO containing the information set forth in section 7.3(a) to report any transaction in a Covered Security in which the Non-Access Director has, or by reason of such transaction acquires, Beneficial Ownership if the Non-Access Director knew, or in the ordinary course of fulfilling his or her official duties as a Director, should have known, that during the fifteen day period immediately before or after the date of the transaction, such Covered Security was purchased or sold by a client of CCM, or CCM considered purchasing or selling such Covered Security for a client.

7.5      Miscellaneous.

         (a) Transactions effected pursuant to an Automatic Investment Plan need not be reported in the quarterly transaction report. No report need be made with respect to securities held in accounts over which the Access Person had no direct influence or control. The CCO, however, may require the Access Person to provide documents and other information evidencing such arrangements.

         (b) The quarterly transaction reporting requirement may be fulfilled by submitting a brokerage account statement, as long as it provides all of the required information within the time period set forth in Section 7.3 above.

         (c) Any report required under this Section 7 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any Beneficial Ownership in the Security to which the report relates.

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         (d) If a transaction is prohibited by this Code, then the Code equally prohibits the use of derivatives to effectively accomplish the same result. This includes the use of futures, options, options on futures, and other types of derivative transactions.

7.6      Duplicate Trade Confirmation Statements

If an Access Person (or Family Member of an Access Person) has a securities account with any broker, dealer or bank, the Access Person must provide to the Chief Compliance Officer (or, for the CCO, to the General Counsel) copies of all trade confirmation statements and all account statements relating to that account when such statements become available to the Access Person and at least on a quarterly basis.

SECTION 8.  ADMINISTRATION OF THE CODE OF ETHICS.

8.1      Procedures

The Chief Compliance Officer may adopt such procedures as she deems necessary or appropriate to implement this Code and applicable legal requirements.

8.2      Review of Reports

The CCO (or her designee) shall review all reports submitted under Section 7 and shall bring any material discrepancies or compliance issues to the attention of the General Counsel, the Managing Partners of CCM or the Executive Committee as appropriate.

8.3      Code Violations and Sanctions

Any potential violations of this Code that the CCO becomes aware of will be promptly investigated by the CCO. If a determination is made that a violation has occurred, the Chief Compliance Officer, together with the General Counsel and Managing Partners of CCM or the Executive Board or Management Board, as appropriate, will determine whether a sanction is appropriate. Sanctions may include, but are not limited to, a notice of violation; a warning; a letter of censure or suspension; financial penalties including fines or disgorgement of profits realized or losses avoided; a limitation or ban on personal trading; termination of the employment or other service of the violator; and possible referral of the matter to civil or criminal authorities. Material violations will be reported promptly to the Board of Trustees of the Reportable Funds.

8.4      Annual Compliance Report

At or before the initial meeting of the Trustees in each fiscal year of CCM or at such other time as may be agreed to by the Trustees, CCM shall furnish to the Trustees, and the Trustees shall consider, a written report that:

         (a) describes any issues arising under this Code or procedures for implementing the Code since the last such report to the Trustees, including, but not limited to, information about

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material violations of the Code or procedures and sanctions imposed in response to the material violations;

         (b) describes any significant conflicts of interest with respect to the management of the Funds' affairs that exist at that time, whether or not involving a violation of this Code; and

         (c) certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

SECTION 9.  RECORDKEEPING REQUIREMENTS.

9.1      Reports

CCM shall maintain at its principal place of business the following records relating to the Code, and shall make such records available to the SEC at any time and from time to time for reasonable periodic, special or other examination:

         (a) a copy of each code of ethics for CCM that is in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

         (b) a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         (c) a copy of each report required under Section 7, including any information provided in lieu of such reports, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

         (d) a record of all persons, currently or within the past five years, who are or were required to make reports under Section 7 , or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

         (e) a copy of each report required under Section 8.4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

9.2      Approvals and Waivers

         (a) The Chief Compliance Officer has the authority to grant Approvals and written waivers of the provisions of this Code in appropriate instances. However, CCM expects that waivers will be granted only in rare instances, and some provisions of the Code that are mandated by SEC rule cannot be waived. The standard to be applied in determining whether to grant any waiver is whether the transaction is consistent with the interests, first, of CCM's clients and, second, of CCM, taking into account such factors as (i) any economic harm to CCM's clients from such transaction; (ii) whether the transaction will affect, or will be expected to affect, a highly institutional market; and (iii) whether the securities to be purchased or sold are related economically to securities to be purchased, sold or held by CCM's clients.

         (b) CCM shall maintain in an easily accessible place a record of any Approval and waiver and the reasons supporting the Approval or waiver for at least five years after the end of the fiscal year in which the Approval or waiver is granted.



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                                  ATTACHMENT A

              CONSEQUENCES OF VIOLATING THE INSIDER TRADING POLICY


THE LAW

Federal law imposes heavy penalties on those who either buy or sell securities on the basis of material nonpublic ("inside") information about that security or the issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

The SEC has clarified by rule that:

         (i) a purchase or sale of a security of an issuer is "on the basis of" inside information if the person making the purchase or sale was AWARE OF the information when the person made the purchase or sale; i.e., ONE NEED NOT "USE" the inside information in order to violate the law; and

         (ii) IN ADDITION TO the sort of "insider" relationships - such as acting as a director of the issuer -- that impose this obligation, a "duty of trust or confidence" also exists in the following circumstances, among others:

o    Whenever a person agrees to maintain information in confidence;

o Whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

o Whenever the person communicating the inside information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

For example, CCM may take on a "duty of trust or confidence" to a company it advises or for which it performs other services. CCM may also assume such a duty by contract when it is party to a confidentiality or non-disclosure agreement. For this purpose, a relationship of "trust and confidence" also exists between the employees, officers, and members of CCM such that any disclosure of inside information among CCM Personnel is made with the expectation that the recipient will not, directly or indirectly, trade in the securities of the issuer as long as such information remains material and non-public.

POTENTIAL PENALTIES

Insider trading violations can result in:

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o    Disgorgement of profits gained or losses avoided plus prejudgment interest calculated at the IRS rate for underpaid taxes;

o Civil penalties at least equal to the amount disgorged, and potentially as high as three times the profit gained or loss avoided;

o    A temporary or permanent industry bar;

o    A criminal fine of up to $5 million (no matter how small the profit); and

o    A jail term of up to 20 years.

In addition, CCM and any supervisor of an employee who trades with or tips inside information may face:

o Civil penalties potentially as high as $1 million, or three times the amount of the profit gained or losses avoided; and

o    A criminal penalty of up to $25 million;

if CCM and the supervisor(s) fail to take appropriate steps to prevent such trading.

CCM SANCTIONS

In view of the seriousness of this matter, CCM will discipline any person who violates this policy by any appropriate means, including dismissal for cause.

Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation, effectively preclude you from further employment in the financial services industry, and irreparably damage you and CCM.

WHAT IS MATERIAL, NON-PUBLIC INFORMATION?

Material

Information is "material" if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material are information relating to: earnings or losses that are significantly higher or lower than generally expected by the investment community; a pending or proposed merger, acquisition, or sale of part of an issuer's business; changes in management or independent auditors; significant new products or technological discoveries; negotiations regarding an important license, services agreement, or joint venture; impending financial or liquidity problems; or the commencement of significant litigation or governmental investigation. .

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Information about the market for an issuer's securities, such as the existence of a significant order to buy or sell securities, may in some contexts be material. Similarly, prepublication information regarding reports in the financial press may also be deemed material.

Other types of information may also be material; no complete list can be given.

Non-public

Information is "non-public" or "inside information" until it has been made available to investors generally (e.g., through the Dow Jones tape, the wire services, or other media) and the market has had time to digest it.

CONTACTS WITH COMPANIES

Contacts with public companies represent an important part of CCM's research efforts. CCM may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, difficult legal issues arise when, in the course of these contacts, a CCM employee or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if an issuer's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relation's representative makes a selective disclosure of adverse news to a handful of investors. Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company's securities and in part because the SEC has a rule expressly prohibiting trading and "tipping" while in possession of material, nonpublic information regarding a tender offer.

HIGH-RISK TRADING ACTIVITIES

Certain high-risk trading activities that may be used in the management of a personal trading portfolio are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out a transaction may become prohibited while the transaction is pending. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Officers, members and employees of CCM should understand that short sales and trading in derivative instruments involve special risks. For example, if CCM or such individual becomes aware of material, nonpublic information about the issuer of the underlying securities, CCM MAY PROHIBIT THE INDIVIDUAL FROM COMPLETING THE TRANSACTION, and the individual may find him or herself "frozen" in a position in a derivative security. CCM WILL NOT BEAR ANY LOSSES RESULTING IN PERSONAL ACCOUNTS THROUGH THE IMPLEMENTATION OF THIS CODE OF ETHICS.


RESTRICTIONS ON DISCLOSURES

Officers, members and employees of CCM shall not disclose any nonpublic information (whether or not it is material) relating to CCM or its clients or portfolio companies, or the securities transactions of any of them, to any person outside CCM unless such disclosure has been authorized by CCM and is memorialized by agreement. Material, nonpublic information may not be communicated to anyone, including persons within CCM, except as provided above. As a general matter, you should avoid discussions about confidential matters in areas where conversation could be heard by people who are not authorized to have access to the information. You should also take care not to discuss nonpublic information with relatives or social acquaintances.

Inside information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

PROCEDURES TO IMPLEMENT THIS POLICY STATEMENT

Any determination as to whether inside information is material is a complicated one. In any situation of the type described above, CCM must make its own judgment as to the nature of the information and its further conduct, if any. If you have questions as to whether information received by you is material nonpublic information, you should first refrain from trading or disclosing such information until you determine the information has been made public or is otherwise not material. You should also contact the General Counsel or Chief Compliance Officer of CCM immediately if you believe that you may have received material, nonpublic information. In addition, the reporting and other specific procedures of the Code of Ethics are intended to assist CCM in preventing illegal insider trading.